         Portions of this Exhibit 10.2 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                     AMENDATORY AND COLLABORATIVE AGREEMENT


         Amendatory and Collaborative Agreement (this "Agreement") dated as of March 31, 1998, between OSI Pharmaceuticals, Inc. (formerly named Oncogene Science, Inc.), a Delaware corporation having its principal place of business at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553 ("OSI"), and Sepracor, Inc., a Delaware corporation having its principal place of business at 111 Locke Drive, Marlborough, Massachusetts ("Sepracor").

         WHEREAS Sepracor and OSI are parties to a collaborative research, development and commercialization agreement (the "Joint Venture Agreement") dated as of March 7, 1997 which is attached hereto as Exhibit A; and

         WHEREAS, Sepracor and OSI intend by this Agreement to change the relationship between them provided for in the Joint Venture Agreement and to terminate many of the provisions of the Joint Venture Agreement; and

         WHEREAS, commencing as of April 1, 1998, (the "Amendatory Effective Date") the new arrangement between OSI and Sepracor will be effective.

         NOW, THEREFORE, the Parties agree as follows:

                                    ARTICLE 1
                          INTERPRETATION AND AMENDMENTS

         1.1 DEFINED TERMS. In this Agreement, unless the context or subject matter is inconsistent therewith, the following terms and expressions shall have the following meanings:

                  (a) "Affiliate" shall mean, with respect to any Person (including a Party), any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, such first mentioned Person or any Person which is directly or indirectly controlled by a Person which controls the first mentioned Person; for the purpose of this definition, "control" shall mean, with respect to any Person (including any Party), the ownership of more than 50% of the voting shares or other voting equity of that Person. This definition notwithstanding, neither Versicor nor BioSepra shall be considered to be affiliates of Sepracor for the purposes of this Agreement.

                  (b) "Agreement" shall mean this Amendatory and Collaborative Agreement and all instruments supplemental hereto or in amendment or in confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular article, section, subsection or other subdivision; "article", "section", "subsection" or other subdivision of this Agreement shall mean and refers to the specific article, section, subsection or other said subdivision of this Agreement.

                  (c)      "Amendatory Effective Date" shall mean April 1, 1998.

                  (d) "Confidential Information" shall mean Sepracor Confidential Information or OSI Confidential Information, as the case may be.

                  (e) "FDA" shall mean the United States Food and Drug Administration.

                  (f) "Field" shall mean research, development, marketing, distribution, and sale of ** including, without limitation, ** which were designated by the Joint Steering Committee under the Joint Venture Agreement and research, development, marketing, distribution, and sale of ** also as designated by the Joint Steering Committee under the Joint Venture Agreement.

                  (g) "Independent Third Party" shall mean any Person other than Sepracor, OSI and/or any of their respective Affiliates.

                  (h) "Joint Development Committee" shall mean the development committee established under Section 2.5.1 of the Joint Venture Agreement.

                  (i) "Joint Steering Committee" or "JSC" shall mean the steering committee established under Section 2.4.1 of the Joint Venture Agreement.

                  (j) "Joint Technology" shall mean and include all technology and information, including all inventions, chemical structures and methods for synthesis, structure-activity relationships, assay methodology, methods, processes, formulae, plans, specifications, characteristics, equipment and equipment designs, know how, trade secrets, discoveries, formulations and biological, toxicological and clinical data, that were conceived jointly by employees or agents of, or consultants to, Sepracor and OSI, or licensed in the Field jointly by the Parties or on behalf of the Parties during the term of the Joint Venture Agreement, such that Sepracor and OSI each own an undivided interest therein.

---------------

** This portion has been redacted pursuant to a request for confidential treatment.

                  (k) "NDA" means a new drug application filed with the FDA with respect to a Product.

                  (l) "OSI Confidential Information" shall mean all confidential information disclosed to Sepracor orally and subsequently confirmed in writing as "confidential" or designated as "confidential" by OSI or its Affiliates at the time of disclosure to Sepracor, to the extent that such information as of the date of disclosure to Sepracor is not (i) demonstrably known to Sepracor other than by virtue of a prior confidential disclosure to Sepracor by OSI or its Affiliates, or (ii) disclosed in the published literature or otherwise to the public through no fault of Sepracor, its Affiliates, employees or consultants, or (iii) obtained from an Independent Third Party having no obligation of confidentiality to OSI or its Affiliates with respect to such information.

                  (m) "OSI Technology" shall mean and include all technology and technical information relating to a Compound, including all inventions, chemical structures and methods for synthesis, structure-activity relationships, assay methodology, methods, processes, formulae, plans, specifications, characteristics, equipment and equipment designs, know how, trade secrets, discoveries, results, formulations and biological, toxicological and clinical data and physical, chemical or biological material, that is conceived solely by employees or agents of, or consultants to, OSI and/or its Affiliates, prior to or during the term of the Joint Venture Agreement or acquired by purchase, license, assignment or other means from third parties prior to or during the term of the Joint Venture Agreement that is not Joint Technology, but only to the extent that OSI or its Affiliates is legally entitled to disclose such Technology and technical information and use it in connection with the performance by it of its obligations hereunder.

                  (n) "Patent Rights" shall mean all patents and patent applications, including any divisional, continuation, continuation-in-part, reissue, renewal or extension thereof, or substitute therefor, any registration or confirmation thereof, relating to any Technology, Compounds or Products, their methods of manufacture or uses of intermediates therefor, or formulations thereof. "OSI Patent Rights" shall mean Patent Rights claiming inventions that are conceived solely by employees or consultants of OSI or its Affiliates. "Joint Patent Rights" shall mean Patent Rights claiming inventions that are conceived jointly by employees, agents, or consultants of OSI and employees or consultants of Sepracor and of their respective Affiliates. "Sepracor Patent Rights" shall mean Patent Rights claiming inventions that are conceived solely by employees, agents, or consultants of Sepracor or its Affiliates.

                  (o) "Person" shall mean any individual, corporation, company, cooperative, partnership, trust, unincorporated association or any other entity which possesses a juridical personality, including any governmental authorities or body of competent jurisdiction; and pronouns when referring to a Person, shall have a similar extended meaning.

                  (p)      "Products" shall have the meaning set forth in
Section 4.1 hereof.

                  (q) "Research Program" shall mean the written research plan annexed to the Joint Venture Agreement as Schedule A, as subsequently revised or replaced by the Joint Steering Committee, which plan described the research and other obligations to be carried out by each of Sepracor and OSI and their Affiliates.

                  (r) "Sepracor Compounds" shall mean any Compounds contributed under the Joint Venture Agreement by Sepracor and any analogs thereof which fall into the following chemical classes: ** .

                  (s) "Sepracor Technology" shall mean and include all technology and technical information relating to a Compound, including all inventions, chemical structures and methods for synthesis, structure activity relationships, assay methodology, methods, processes, formulae, plans, specifications, characteristics, equipment and equipment designs, know how, trade secrets, discoveries, results, formulations and biological, toxicological and clinical data and physical, chemical or biological material, that is conceived solely by employees or agents of, or consultants to, Sepracor and/or its Affiliates, prior to or during the term of the Joint Venture Agreement or acquired by purchase, license, assignment or other means from third parties prior to or during the term of the Joint Venture Agreement that is not Joint Technology, but only to the extent that Sepracor or its Affiliates is legally entitled to disclose such Technology and technical information and use it in connection with the performance by it of its obligations hereunder.

                  (t) Any capitalized terms used but not defined herein shall have the same meanings as in the Joint Venture Agreement.

         1.2 TERMINATION OF RESEARCH PROGRAM. On the Amendatory Effective Date, the Research Program, and the functions of the Joint Steering Committee and the Joint Development Committee shall cease and neither OSI nor its Affiliates nor Sepracor nor its Affiliates shall have

---------------

** This portion has been redacted pursuant to a request for confidential treatment.

any further obligations thereunder except as provided in this Agreement. Each Party confirms that the other Party and its Affiliates shall, on and after the Amendatory Effective Date, be free to conduct research activities within the Field including but not limited to activities involving ** ; provided however, that Sepracor and its Affiliates shall be responsible at their sole expense and discretion for the development of existing pre-clinical candidates arising under the Joint Venture Agreement and analogs thereof versus ** (subject to obtaining OSI's assistance on the fee for service basis as hereinafter provided for) and that Sepracor shall have the royalty obligations to OSI with respect thereto as hereinafter provided for.

         1.3 SETTLEMENT OF EXPENSES. The Parties acknowledge that, as of the Amendatory Effective Date, they have settled any expense obligations contemplated to be reimbursed by Section 3.1 of the Joint Venture Agreement and that Section 3.1 of the Joint Venture Agreement shall be of no further force and effect.

         1.4 SECRET INFORMATION. Sections 4.1, 4.2 and 4.3 of the Joint Venture Agreement shall remain in full force and effect. Section 4.4 of the Joint Venture Agreement shall be of no further force or effect after the Amendatory Effective Date.

         1.5 INTELLECTUAL PROPERTY. Sections 5.1 and 5.2 of the Joint Venture Agreement shall remain in full force and effect, subject to the royalty obligations set forth hereinafter in this Agreement. All rights to the Sepracor Compounds shall, as between OSI and Sepracor, be solely owned by Sepracor and hereafter shall be further developed by Sepracor at its sole expense and

---------------

** This portion has been redacted pursuant to a request for confidential treatment.

discretion. Accordingly, after the Amendatory Effective Date OSI shall not be bound by Section 5.3 or Section 5.4 of the Joint Venture Agreement, nor shall the Parties have the obligations to each other contemplated by 5.5, 5.6, 5.7,
5.8 or 5.9 of the Joint Venture Agreement. Sepracor shall be responsible for all costs associated with or arising out of the patenting of the pre-clinical candidates identified under the Joint Venture Agreement and Sepracor's patent maintenance and indemnification obligations in connection therewith. Section
5.10 shall remain in full force and effect. Nothing herein shall be deemed to confer upon Sepracor any rights in or to OSI Technology or OSI Patents.

         1.6 DEVELOPMENT AND COMMERCIALIZATION. Article 6 and Article 7 of the Joint Venture Agreement shall be of no further force or effect after the Amendatory Effective Date.

         1.7 TERMINATION. Except as otherwise provided herein, the Joint Venture Agreement (including the Initial Term) shall terminate on March 31, 1998 and neither Party shall have any rights of renewal or other rights thereunder except as provided in this Agreement. Accordingly, after the Amendatory Effective Date, Article 8 and Section 9.2 of the Joint Venture Agreement shall be of no further force or effect.

         1.8 CONFIDENTIAL INFORMATION. The obligations of the Parties with respect to Confidential Information set forth in Section 9.3 of the Joint Venture Agreement shall remain in full force and effect after the Amendatory Effective Date.

         1.9 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sepracor and OSI set forth in Article 10 are reaffirmed with respect to this Agreement (but not the Research Program being terminated hereby) as if fully set forth herein.

         1.10 AFFIRMATIVE COVENANTS. Throughout the term of this Agreement, each of Sepracor and OSI shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to carry out its obligations under this Agreement.

         1.11 DISPUTE RESOLUTION; MISCELLANEOUS. After the Amendatory Effective Date, Articles 12, 13 and 14 of the Joint Venture Agreement shall be of no further force or effect.

                                    ARTICLE 2

                        RESPONSIBILITIES WITH RESPECT TO
                   SEPRACOR COMPOUNDS IN THE RESEARCH PROGRAM

         2.1 Any Sepracor Compounds demonstrated in the Research Program to show efficacy during the Joint Venture Agreement shall be owned (as between OSI and Sepracor) by Sepracor and Sepracor shall be responsible for all further development at its sole expense and discretion. Accordingly, Sepracor will have full responsibility for all further developments of pre-clinical candidates versus ** . Each Party shall have full rights and shall be free to independently pursue the discovery of new compounds ** without incurring any responsibility to the other Party thereby, provided that the resultant new compounds are not direct structural analogs of the Sepracor Compounds.

---------------

** This portion has been redacted pursuant to a request for confidential treatment.

                                    ARTICLE 3

                            FEE FOR SERVICES SUPPORT


         3.1 OSI shall provide to Sepracor discovery biology and ADME support on a fee for services basis to Sepracor as hereinafter provided.

         3.2 For a six-month period commencing on the Amendatory Effective Date, Sepracor shall provide funding to OSI in an amount equal to the equivalent of ** full time employees at the rate of ** per employee per year, for a total cost of ** for such six-month period. Such funding shall be split between microbiology support for OSI's North Carolina facility and ADME and PK support for OSI's Aston facility according to needs as directed by Dr. ** , or his nominee, and as administered at OSI by Dr. ** or his nominee. Thereafter, as mutually agreed, Sepracor will commit to a support level on a quarterly basis six weeks prior to the beginning of any given quarter.

         3.3 The Parties acknowledge that the costs referred to above in this Article 3 do not include the costs of sub-contracting certain aspects of the animal work. Up to $100,000 of such costs will be reimbursed by Sepracor. Any such cost shall be subject to prior approval by Sepracor and shall be charged by OSI at cost.

         3.4 If the Parties have not agreed to an alternative arrangement or to an extension of the arrangements described in this Article 3 on or before September 1, 1998, the fee for service arrangements hereinabove provided for shall terminate on September 1, 1998.

---------------

** This portion has been redacted pursuant to a request for confidential treatment.

                                    ARTICLE 4

                                    ROYALTIES

         4.1 If Sepracor or its Affiliates (other than a collaborative partner or sublicensee which collaborative or sublicense arrangement is hereinafter separately provided for) markets a product labeled for use in the Field and containing a Sepracor Compound (a "Product"), Sepracor shall pay to OSI royalties equal to the greater of (a) ** and (b) ** of the Net Sales of the Product. ** All costs will be determined in conformity with generally accepted accounting principles.

         4.2 If Sepracor enters into a collaborative or sublicense arrangement with a Third Party with respect to a Product prior to the marketing of such Product, OSI shall receive the following percentages of any revenue (including royalties and milestones, success fees and similar items) received by Sepracor and/or its Affiliates with respect to the Product; provided, however, that with regard to any royalties received by Sepracor and/or its Affiliates, in no event shall the amounts received by OSI be less than ** of the net sales of such Product as "net sales" is defined in the relevant third party agreement:

                  (a) If partnered prior to completion of FDA Phase I clinical trials: ** ;

                  (b) If partnered after completion of Phase I clinical trials but prior to the completion of FDA Phase II clinical trials: ** ;

---------------

** This portion has been redacted pursuant to a request for confidential treatment.

                  (c) If partnered after completion of Phase II clinical trials but prior to the completion of FDA Phase III clinical trials: ** ;

                  (d) If partnered after completion of Phase III clinical trials: ** .

Any non-cash consideration received by Sepracor and/or its Affiliates will be valued at fair market value by the Parties in good faith at the time of receipt and the Parties shall negotiate in good faith a split of such non-cash consideration.

         4.3 "Net Sales" shall mean the gross revenues received from the first sale of a Product by a Party, and/or its Affiliates to an independent third party, less deductions for:

                  (a) standard transportation charges, including insurance, consistent with custom in the industry;

                  (b) import, export, sales, use and excise taxes, tariffs and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, importation, use or sale of a Product;

                  (c) quantity discounts (including volume or formulary or other positioning discounts paid or credited to any wholesaler, purchaser or third party payor or other contractee as a result of a contractual arrangement specific to a Product), cash discounts (including discounts for prompt payment), customary trade promotional allowances and credits, in the ordinary course of business, and rebates and charge backs as contractually committed;

---------------

** This portion has been redacted pursuant to a request for confidential treatment.

                  (d) discounts (including retroactive price reductions or a statutorily required reimbursement) mandated by or granted in response to state, provincial or federal law or regulation; and

                  (e) allowances or credits to customers on account of recalls, rejection or return (including for spoiled, damaged and outdated goods) in the ordinary course of business.

         4.4 Royalties shall be paid by Sepracor on Net Sales within 60 days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Product in each country and a calculation of the amount of royalty due. The amount shall be paid net of any withholding or other taxes required.

         4.5 The Net Sales used for computing the royalties payable to OSI by Sepracor shall be computed, and the royalties shall be paid, in U.S. Dollars. For purposes of determining the amount of royalties due with respect to Net Sales in any foreign currency, the amount shall be computed generally by converting the foreign currency amount into U.S. Dollars using for each month's calculation the average of the foreign currency exchange rates during the preceding month reported in the National Edition of the Wall Street Journal.

         4.6 Sepracor shall keep for two years from the date of each payment of royalties complete and accurate records of Net Sales of each Product by it and its Affiliates in sufficient detail to allow the accruing royalties to be determined accurately. Sepracor shall make its records available for inspection by OSI's independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from OSI, to the extent reasonably necessary to verify the accuracy of the reports and payments and at the expense of OSI unless any such investigation or audit reveals an underpayment of royalties of 5% or more, in which case the expense of such investigation or audit shall be borne by Sepracor. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Such independent certified public accountant shall report to OSI only as to the accuracy of the Net Sales computation and royalty payments. OSI agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for OSI to reveal such information in order to enforce its rights under this Agreement or disclosure is required by law. The failure of OSI to request verification of any report or statement during the two year period shall be considered acceptance of the accuracy of such report, and Sepracor shall have no obligation to maintain records pertaining to such report or statement beyond the two year period. The results of the inspection shall be reviewed with and verified by Sepracor's independent auditors and any disputes with regard thereto shall be resolved by a third, independent accounting firm mutually chosen by the parties, whose fees shall be split equally between the parties and whose results shall be binding.

         4.7 All amounts owing to OSI as specified in this Agreement shall be paid net of all applicable taxes, fees, and other charges excluding only taxes on the income of Sepracor. The Parties will cooperate with each other in minimizing the withholding tax applicable to any payment made by Sepracor hereunder and in claiming tax refunds. Upon refund of such taxes, if by Sepracor, these funds will be forwarded to OSI within sixty days.

         4.8 If Sepracor receives compensation from sales of Products which includes lump sum payments or payments in a manner other than one for which royalties based on Net Sales would be the appropriate measure (other than through a collaborative arrangement which is hereinabove provided) such as compensation through a co-marketing arrangement, the Parties will negotiate in good faith an appropriate compensation arrangement by which OSI will be remunerated for its contributions.

         4.9      PROTECTION OF RIGHTS.

                  (a) Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of Patent Rights or of any alleged or threatened unlawful disclosure of Confidential Information of which it becomes aware. Sepracor shall have the right but not the obligation to bring, at its own expense and in its sole control, an appropriate action against any person or entity infringing Patent Rights or making unlawful disclosure of Confidential Information. Sepracor shall notify OSI promptly of the commencement of any such suit, action or proceeding. If Sepracor determines that it is necessary or desirable for OSI to join any such suit, action, or proceeding, OSI shall execute all papers and perform such other acts as may be reasonably required to permit Sepracor to act in OSI's name. In the event that Sepracor brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all reasonable costs and expenses involved in the prosecution of any suit. If Sepracor lacks standing to bring any such suit, action, or proceeding, then OSI shall do so at the request of Sepracor and at Sepracor's expense and control.

                  (b) With respect to OSI and Patent Rights, and Joint Patent Rights, if within 120 days after notice has been given pursuant to
Section 4.10, Sepracor does not notify OSI of Sepracor's intent to bring suit against any infringer, OSI shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may cause Sepracor to be joined as a party plaintiff, if appropriate, in which event OSI shall hold Sepracor free, clear, and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to OSI. Each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement, under the terms of this paragraph, and shall fully cooperate with the other in prosecuting the action.

                  (c) If Sepracor obtains a license under a third party patent that in Sepracor's judgment would be infringed by manufacturer, use or sale of the product, then ** percent ** of any payments made by Sepracor to such third party shall be deductible from royalty payments due from Sepracor to OSI; provided, however, that in no event shall royalties payable to OSI be reduced ** as a result of all such deductions. All such computations, payments, and adjustments shall be on a country by country and patent by patent basis.


---------------
** This portion has been redacted pursuant to a request for confidential treatment.

                                    ARTICLE 5
                                     NOTICES

         All notices shall be faxed, or mailed via certified mail, return receipt requested, or courier addressed as follows, or to such other address as may be designated from time to time:


             If to OSI:        At its address as set forth at the beginning of
                               this Agreement

                               Attn.:   Colin Goddard, Ph.D.
                               Fax :    516-745-6429

             If to Sepracor:   At its address as set forth at the beginning of
                               this Agreement

                               Attn.:   Chief Executive Officer
                               Fax :    508-460-8118


         Notices shall be deemed given as of the date of receipt.

                                    ARTICLE 6
                                  MISCELLANEOUS

         6.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns.

         6.2 HEADINGS. The headings contained in this Agreement are for convenience of reference only and do not form a part of this Agreement, and no construction or inference shall be derived therefrom.

         6.3 ENTIRE AGREEMENT . This Agreement and the documents and other agreements referred to herein or signed concurrently herewith set forth the entire agreement and understanding of the Parties.

         6.4 SEVERABILITY. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

         6.5 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.6 AMENDMENT. WAIVER, ETC. This Agreement may be amended, modified, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument executed by each Party hereto or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

         6.7 ASSIGNMENT AND SUCCESSORS. This Agreement and the rights and interests hereunder may not be assigned by either Party in whole or in part except to an Affiliate, a purchaser of all or substantially all of the assets of a Party or to any successor corporation resulting from any merger or consolidation of either Party with or into such corporation.

         6.8 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a sealed instrument in their names by their properly and duly authorized representatives as of the date first written above.

                                          SEPRACOR, INC.



                                          By:  /s/ Timothy J.
                                              -----------------------------
                                          Name:    Timothy J. Barberich
                                          Title:   President and CEO


                                          OSI PHARMACEUTICALS, INC.



                                          By:   /s/ Colin Goddard
                                               ----------------------------
                                          Name:    Colin Goddard
                                          Title:   President

                                    EXHIBIT A

                     Collaborative Research, Development and
                           Commercialization Agreement
                            dated as of March 7, 1997


          [PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
            ON MAY 15, 1997 WITH THE FORM 10-Q FOR THE QUARTER ENDED
                  MARCH 31, 1997 OF OSI PHARMACEUTICALS, INC.]